DILUTION AND CARRIED INTEREST AGREEMENT

INDO-PACIFIC RESOURCES (JAVA) LTD.

\- and

CAMAR RESOURCES CANADA INC.

November 26, 2004

DILUTION AND CARRIED INTEREST AGREEMENT

THIS AGREEMENT made as of November 26, 2004

BETWEEN:

INDO-PACIFIC RESOURCES (JAVA) LTD., a body corporate incorporated under the laws of Barbados ("IPR")

- and -

CAMAR RESOURCES CANADA INC., a body corporate incorporated under the laws of Canada ("CRC")

WITNESSETH:

WHEREAS, the Parties hold in common the sole rights and obligations granted to the Contractor (as that term is utilised in the Bawean PSC) set out in the Bawean PSC; and

WHEREAS, concurrently with the execution of this Agreement, the Parties shall enter into the Joint Operating Agreement in order to define their respective rights and obligations with respect to their operations under the Bawean PSC;

WHEREAS, CRC is entitled to dilute IPR's interest in the Bawean PSC to a minimum of 5% as security for payment and recovery by CRC for certain amounts related to the Joint Operating Agreement and amounts paid or payable pursuant to the Asset Purchase and Sale Agreement ("SPA") dated November 26, 2004 between CRC and IPR;

WHEREAS, if IPR's interest in the Bawean PSC is reduced to 5% pursuant to the exercise by CRC of its dilution rights under this Agreement, the Parties have agreed that IPR's remaining interest in the Bawean PSC shall be a "carried" interest, without the obligation to fund cash calls;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE I
INTERPRETATION

1.01 Definitions. In this Agreement, unless otherwise defined or the context so requires:

"Affiliate" means any Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a Party;

"Agreement" means the main body of this Agreement together with all Schedules and attachments hereto;

"Allowable Deductions" for a Calendar Quarter means the sum of:

(a) all capital and operating expenses related to the Bawean PSC in that Calendar Quarter;

(b) any excess of Allowable Deductions from any previous Calendar Quarter which are not recovered from Revenues in such Calendar Quarter or subsequent Calendar Quarters;

"Assets" means all of the right, title, estate and interest of IPR in and to all property, assets and rights conferred upon, or vested in, IPR by and under the Bawean PSC from time to time, whether direct, indirect or howsoever arising, established or vested and including, without limitation all rights in and to those corporeal assets in respect of which IPR has use in relation to the Bawean PSC, and the entire interest of IPR in and to all contracts, agreements, documents and records and all seismic, geological, geophysical and engineering data, information and reports relating specifically to the Bawean PSC and any and all rights in relation thereto;

"Bawean PSC" means the Bawean Block Production Sharing Contract dated February 12, 1981 as subsequently amended from time to time and covering certain areas located in the Bawean Block, Camar field, Java;

"Business Day" means a day other than a Saturday, Sunday or statutory holiday in the Republic of Indonesia;

"Calendar Quarter" means a three month period beginning on January 1, April 1, July 1 or October 1 of any year;

"Control" means, in the context of a relationship between two (2) or more Persons, control in any manner that results in control in fact, whether through the ownership or control of voting shares, interests or trusts, representation on the board of directors or other governing body or otherwise;

"Debit Balance" means the balance of amounts owed and outstanding by IPR to CRC from time to time as a result of: (a) amounts specified in Sections 4.02(c) and 4.04 of the SPA and any shortfall in the obligation of the Vendor pursuant to Section 4.03 of the SPA; and (b) amounts owing by IPR to the Operator under the JOA which remain unpaid after payment is required to be made by IPR pursuant to the terms of the JOA; provided that the Debit Balance shall not be increased under subsection (b) of this definition above $3,750,000.

"Dilution Notice" has the meaning given in Article 3.01;

"Dollar" or **"$"** means dollars of the lawful currency of the United States of America;

"Execution Date" means the date first above written;

"Government Authority" means any federal, provincial, regional, municipal or local government or any department, agency, board, tribunal, court or other authority thereof, or other political subdivision thereof, and includes any individual or other Person having, or purporting to have, the right to exercise executive, legislative, judicial, regulatory or administrative functions thereunder or pursuant thereto over the Parties or the Assets;

"Joint Operating Agreement" means the Joint Operating Agreement regarding the Bawean PSC required to be entered into between the Parties concurrently with this Agreement;

"Laws / Regulations" means those laws, statutes, rules and regulations governing activities under the Bawean PSC;

"Net Proceeds" means, for any Calendar Quarter, the amount by which Revenues for that Calendar Quarter exceed Allowable Deductions for that Calendar Quarter;

"Notice" has the meaning ascribed thereto in Article 7.02(a);

"Participating Interest" has the meaning ascribed to it in Article 1.48 of the Joint Operating Agreement;

"Party" or **"Parties"** means a party or parties signatory to and bound by this Agreement;

"Permitted Encumbrances" means, in respect of the Assets, those encumbrances disclosed to, and approved by, CRC from time to time.

"Person" means an individual, corporation or other legal entity, a partnership or trust, and includes any Government Authority;

"Regulations" means all statutes, regulations, guidelines, ordinances, orders (including court orders), orders of administrative or subsidiary governmental authorities having statutory powers, directives, approvals, licences, permits, agreements, authorities or other such instruments issued by any Government Authority, or stock exchange, in each case having or purporting to have jurisdiction in respect of any of the Parties, the Assets or any of them, or the operations conducted or to be conducted on or in respect thereof or in relation thereto;

"Revenues" for a Calendar Quarter means the revenues realized from the sale of all petroleum and natural gas produced from the Bawean PSC; and

"Third Person" means a Person other than a Party or an Affiliate of any of them.

1.02 Definitions in Articles. Capitalized words and phrases defined in a particular section shall have that meaning in that section and the remainder of the Article in which that section appears.

1.03 Additional Interpretation Rules. Unless a contrary intention appears in context, or express provisions of this Agreement provide otherwise:

(a) the inclusion of headings and a table of contents herein are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement, or to in any way qualify, modify or explain the effect of any such provisions;

(b) references to an Article, section, or Schedule are references to an Article, section, or Schedule, as the case may be, of this Agreement;

(c) references herein to an enactment, statute or similar legislative instrument shall include all amendments thereto and replacements therefor in whole or in part, and all regulations or other subordinate legislation issued, promulgated or otherwise in effect pursuant thereto, from time to time, whether or not so stated herein;

(d) words importing the singular shall include the plural and vice versa, and words importing a particular gender shall include all genders;

(e) all monetary amounts expressed herein are in Dollars, unless otherwise specified;

(f) capitalized words and phrases used herein which are derivatives of words or phrases otherwise defined herein shall have a corresponding meaning;

(g) where a period of time is specified, dated or calculated from a date or event, such period shall, unless otherwise stated herein, be calculated excluding such date or the date on which such event occurs, as the case may be;

(h) the rule of contractual interpretation known as "contra proferentem" shall not apply in the interpretation or construction of this Agreement, and in this regard, the authorship of this Agreement or any portion hereof shall be irrelevant for any and all purposes; and

(i) words such as "hereof", "herein" or "hereunder" shall mean of, in or under this Agreement and not the specific section in which the reference occurs, unless expressly otherwise noted.

1.04 Conflicts. Whenever any term or condition, whether express or implied, of any Schedule attached hereto conflicts with or is at variance with any term or condition of the main body of this Agreement, then, as between the Parties, the latter shall prevail to the extent of the conflict or variance.

1.05 **Severability**. The provisions of this Agreement are not severable.

ARTICLE II
PERIOD OF AGREEMENT

This Agreement shall commence on the Execution Date and shall thereafter endure until:

(a) the SPA terminates pursuant to Section 2.01 thereof, for want of timely fulfillment of a condition subsequent thereto; or

(b) terminated by written agreement between the Parties; or

(c) IPR ceases to retain a Participating Interest and the Debit Balance is zero,

whichever first occurs.

ARTICLE III
DILUTION

3.01 **Dilution Notice**. If at any time which is six months or more after the Effective Date of the SPA, there remains a Debit Balance, CRC is entitled to recover all or any portion of the Debit Balance by acquiring a portion of the Assets. This acquisition of IPR's interest shall be initiated by the delivery of a notice (the "Dilution Notice") by CRC to IPR. The Dilution Notice shall specify:

(a) the outstanding amount of the Debit Balance on the notice date;

(b) the portion of the Debit Balance that will be reduced by delivery of the Dilution Notice, which shall be calculated on the basis of $150,000 per percentage point of IPR's interest in the Assets (IPR's interest on the Execution Date being 30%);

(c) the wire transfer details where payment of the Debit Balance specified in Article (b) may be made; and

(d) the specified Participating Interest of IPR in the Bawean PSC and the Assets that is to be transferred by virtue of delivery of the Dilution Notice.

3.02 **Transfer of Interest**. If CRC has not received in full the amount of the Debit Balance specified in Article 3.01(b) within forty-five (45) days after delivery of a Dilution Notice, then the specified Participating Interest of IPR in the Bawean PSC and the Assets shall for all purposes be transferred to CRC, and IPR shall, without delay following any request from CRC, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of the specified Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer. IPR shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned

Participating Interest. In the event all Government approvals are not timely obtained, IPR shall hold the assigned Participating Interest in trust for CRC. Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government. Actions under this power of attorney may be taken by any Party individually without the joinder of the others. This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest. If requested, IPR shall execute a form prescribed by CRC setting forth this power of attorney in more detail.

3.03 Multiple Use. CRC may utilize its rights under Article 3.01 more than once, so long as there is a Debit Balance outstanding at the time of the delivery of the Dilution Notice, provided that CRC may not deliver more than one Dilution Notice in any month.

3.04 Non-Exclusive Rights. The rights and remedies granted to CRC in this ARTICLE III shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to CRC, whether at law, in equity or otherwise. Each right and remedy available to CRC may be exercised from time to time and so often and in such order as may be considered expedient by CRC in its sole discretion.

3.05 Maximum Reduction. Under no circumstances may the provisions of Article 3.01 result in the interest of IPR in the Bawean PSC and the Assets being reduced to less than an undivided 5% interest. Accordingly, the maximum amount that CRC may recover by exercise of its rights under Article 3.01 is $3,750,000.

3.06 5% Carried Interest. If IPR's interest in the Bawean PSC is reduced to a 5% Participating Interest pursuant to Article 3.01, then the provisions of ARTICLE IV shall apply.

3.07 Fees. IPR shall be entitled to recover from CRC all reasonable attorneys' fees and all other reasonable costs sustained in the collection of any Debit Balance.

ARTICLE IV
CARRIED INTEREST

4.01 No Obligation for Cash Calls or other Funding. If IPR's interest in the Assets and the Bawean PSC is reduced to 5%, then, notwithstanding anything to the contrary in the Joint Operating Agreement, at all times thereafter:

(a) IPR shall not be obligated to fund any portion of the cash requirements for Joint Operations or Exclusive Operations or any other obligations or liabilities arising under the Joint Operating Agreement; and

(b) IPR shall hold a five percent (5%) working interest in the Bawean PSC, which will entitle IPR to five percent (5%) of the Net Proceeds arising under the JOA after the date on which IPR's interest is reduced to 5%.

4.02 Satisfaction of Debit Balance. If IPR's Participating Interest is reduced to 5%, then:

(a) CRC may recover all unpaid cash call and other funding obligations of IPR arising under the Joint Operating Agreement to the extent that such unpaid cash calls and other funding obligations of IPR under the Joint Operating Agreement are included in the definition of Debit Balance; and

(b) CRC may recover all unpaid amounts specified in Sections 4.02(c) and 4.04 of the SPA and any shortfall in the obligation of the Vendor pursuant to Section 4.03 of the SPA solely through its rights under Section 8.4(A) of the Joint Operating Agreement, and the existence of such unpaid amounts shall not otherwise cause IPR to be a "Defaulting Party" under the Joint Operating Agreement.

ARTICLE V
IPR'S COVENANTS AND REPRESENTATIONS

IPR covenants, represents and agrees with CRC as set forth in this Article, each to remain in force and effect until this Agreement has been terminated in terms hereof that:

(a) all necessary corporate proceedings of IPR and all other things necessary have been done to authorise and make the creation and issue of this Agreement and its execution and delivery legal and valid;

(b) the execution of this Agreement by IPR has not, and will not, constitute a breach of any contractual obligation of IPR to any Third Party;

(c) IPR has good and marketable title (except as otherwise expressly stated in this Agreement) to the Property, free and clear of all charges and encumbrances, and shall defend the title to any Property for the benefit of CRC against any adverse claim;

(d) IPR shall, at all times, maintain its corporate existence;

(e) IPR shall carry on and continuously conduct its business in an efficient, diligent and businesslike manner and in accordance with good industry practices;

(f) IPR shall forthwith, from time to time, execute all deeds and documents and do all things that, in the opinion of CRC, are necessary or advisable to better reflect the intent of this Agreement.

ARTICLE VI
CRC'S COVENANTS AND REPRESENTATIONS

CRC covenants, represents and agrees with IPR as set forth in this Article, each to remain in force and effect until this Agreement has been terminated in terms hereof that:

(a) all necessary corporate proceedings of CRC and all other things necessary have been done to authorise and make the creation and issue of this Agreement and its execution and delivery legal and valid;

(b) the execution of this Agreement by CRC has not, and will not, constitute a breach of any contractual obligation of CRC to any Third Party.

ARTICLE VII
MISCELLANEOUS

7.01 Governing Law and Attornment. This Agreement shall, in all respects, be governed by, subject to and be interpreted and construed in accordance with the laws in effect within the Province of Alberta, Canada excluding any conflict of laws principles or rules embodied therein. Each Party hereby expressly attorns to the jurisdiction of the courts of the Province of Alberta, Canada and all courts of appeal therein or therefrom, and hereby waives any claim or defence of inconvenient forum or the benefit of any other principles of conflicts of laws.

7.02 Notices and Communications.

(a) All notices, communications, statements, documents of service or other communications required, permitted or contemplated hereunder or hereby (in this Agreement called "Notices"), shall be in writing and shall be sufficiently given and received if:

(i) personally delivered prior to 4:00 p.m. local time during normal business hours of the addressee at its address set forth below, which Notices shall be deemed received by the addressee when actually delivered; or

(ii) sent by facsimile transmission, on the date of dispatch, provided that the sender's facsimile machine produces a printed confirmation of successful transmission, and further provided that if the transmission is not completed prior to 4:00 p.m., local time, at the recipient's address, such Notice shall be deemed received at the commencement of normal business hours at the recipient's address on the Business Day next following the completion of such transmission.

(b) The addresses of the Parties for receipt of Notices are as set forth below:

(i) if to IPR:

Indo-Pacific Resources (Java) Ltd.
World Trade Centre 14th Floor
Jl Jend Surdirman Kav. 29-31
Jakarta 12920
Republic of Indonesia

Attention: James B. Wensveen
or David Nunn
Fax: 62-21-521-1709

with a copy to:

Reed Smith LLP
136 Main Street, Suite 250
Princeton Forrestal Village, Princeton NJ 08540
USA

Attention: Henry King
Fax: +1-609-951 0824

(ii) if to the Purchaser:

•Canada Inc.
Graha Niaga 16th floor
J Jend Surdirman Kav. 58
Jakarta 12190
Republic of Indonesia

Attention: Patrick Molliere
Fax: +61-21-250-5536

with a copy to:

Macleod Dixon LLP
3700 Canterra Tower
400 3rd Avenue SW
Calgary AB, T2P 4H2
Canada

Attention: J Jay Park
Fax: + 1-403-264 5973

(c) The foregoing addresses for service of Notices may be changed by a Party by further Notice served in accordance with this section 7.02.

7.03 Prior Agreements. This Agreement supersedes and replaces any and all prior agreements, discussions, negotiations, documents, understandings or other oral or written communications between the Parties relating to the subject matter contained herein and may be amended only by written instrument signed by all Parties.

7.04 Entire Agreement. Except for the SPA and the Joint Operating Agreement, this Agreement sets forth the entire agreement between the Parties pertaining to the subject matter hereof. In the event of a conflict between the provisions of the Joint Operating Agreement and this Agreement, the provisions of this Agreement shall prevail.

7.05 Amendments and Waivers. No supplements, amendments or other modifications to this Agreement, or any waiver of the application of a provision hereof, shall be binding upon a Party, unless that Party has consented thereto in writing. No waiver by a Party of any provision of this Agreement shall be deemed to or will constitute a waiver of any other provision hereof (whether or not of a like or similar nature) nor will a waiver constitute a continuing waiver, unless expressly provided for in a written waiver executed by that Party.

7.06 Assignment. Neither Party shall assign or be entitled to assign this Agreement or any portion hereof or any right or obligation hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld. In no circumstances shall the liabilities or obligations of IPR hereunder be increased or altered in any material way as a result of any assignment consented to by IPR under this section being implemented.

7.07 No Third Person Beneficiaries. Except as expressly provided for in this Agreement, nothing in this Agreement will entitle any Third Person or its respective successors, receivers, receiver-managers, trustees and permitted assigns, as the case may be, to any claim, cause of action, remedy or right of any kind pursuant or in relation thereto against any Party.

7.08 Publicity. Except as may be required by the Regulations, no Party or its respective Affiliates, agents or representatives will issue any press releases or other public disclosures of this Agreement or the subject matter hereof, without the prior written consent of the other, such consent not to be unreasonably withheld or delayed. The Parties agree to consult and cooperate with each other on public disclosure with a view to joint disclosure whenever practicable and appropriate.

7.09 Confidentiality. Subject to section 7.08 the Parties confirm their agreement and understanding that the terms and conditions hereof are confidential. Except as required by the Regulations, no Party shall disclose to any Third Party or use any information provided to it pursuant hereto, including the contents of this Agreement or any discussions or negotiations relating to the preparation of this Agreement.

7.10 Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, receivers, receiver-managers, trustees and permitted assigns, as the case may be.

7.11 **Execution.**

(a) Delivery of this Agreement may be effected by a Party by facsimile transmission of the execution page hereof, executed by that Party, to the other. A Party so delivering this Agreement shall thereafter forthwith deliver to the other an original execution page hereof with its original signature located thereon, provided however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability hereof against that Party.

(b) This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF this Agreement has been executed by duly authorized representatives of the Parties viz;

INDO-PACIFIC RESOURCES (JAVA) LTD.

Per:

CAMAR RESOURCES CANADA INC.

Per:

7.11 Execution.

(a) Delivery of this Agreement may be effected by a Party by facsimile transmission of the execution page hereof, executed by that Party, to the other. A Party so delivering this Agreement shall thereafter forthwith deliver to the other an original execution page hereof with its original signature located thereon, provided however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceability hereof against that Party.

(b) This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement.

IN WITNESS WHEREOF this Agreement has been executed by duly authorized representatives of the Parties viz;

INDO-PACIFIC RESOURCES (JAVA) LTD.

Per:

CAMAR RESOURCES CANADA INC.

Per: